Exhibit 10.1

Summary of Compensation Arrangement Between Agilent and Edward W. Barnholt

Edward W. Barnholt is Chairman Emeritus of Agilent Technologies, Inc. (the “Company”). On March 15, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved the following compensation arrangement for Mr. Barnholt to continue through the end of the fiscal year, October 31, 2005. This arrangement represents the same compensation he had been receiving since the beginning of the fiscal year: 1) an annual base salary of $1,000,000; 2) a short-term target bonus of 130 percent of base salary; and 3) payment of the full value of any long-term performance program awards for the three-year performance periods that commenced November 1, 2003 and November 1, 2004, to be paid after the end of the applicable performance period to the extent that the performance goals are achieved.